UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 11, 2006

Piedmont Natural Gas Company, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-6196	56-0556998
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4720 Piedmont Row Drive, Charlotte, North Carolina		28210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	704-364-3120

1915 Rexford Road, Charlotte, NC 28211
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On January 11, 2006, on management’s recommendation, the Audit Committee of the Board of Directors of Piedmont Natural Gas Company, Inc. (Piedmont), concluded that Piedmont will restate its consolidated financial statements for errors in the statements of cash flows for the years ended October 31, 2004 and 2003, and therefore such financial statements and related auditors’ reports should no longer be relied upon. Piedmont intends to issue restated financial statements for 2004 and 2003 in its Annual Report on Form 10-K for the year ended October 31, 2005, expected to be filed not later than January 17, 2006.

The restatement is primarily to correct errors in the classification of equity method investment distributions, which were previously reported as investing cash inflows instead of operating cash inflows in our statements of cash flows. Piedmont is also making certain adjustments to its 2004 and 2003 statements of cash flows to correct the classification of changes in restricted cash and to eliminate the non-cash effects of construction expenditures included in accounts payable, which represent non-cash investing activities. The net effect of these corrections will be to increase total operating cash inflows and increase total investing cash outflows by like amounts, but will have no impact on Piedmont’s net increase (decrease) in cash and cash equivalents.

In connection with this restatement, Piedmont will be making certain corrections in the consolidated balance sheet as of October 31, 2004.

The restatement does not impact previously reported operating income, net income, earnings per share or shareholders’ equity.

Piedmont has discussed the above conclusions with its independent registered public accounting firm, Deloitte & Touche LLP.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Natural Gas Company, Inc.

January 17, 2006	By:	/s/ Barry L. Guy

Name: Barry L. Guy
Title: Vice President and Controller (Principal Accounting Officer)